UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 1, 2004

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833
(State or Other Jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

1130 Rainier Avenue South	98144
Seattle, Washington	(Zip Code)
(Address of Principal Executive Offices)

(206) 832-4000

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EXHIBIT 2.1

Item 2. Acquisition or Disposition of Assets

     On March 1, 2004, Loudeye Corp. (“Loudeye”) completed the acquisition of Overpeer, Inc. (“Overpeer”), a privately held company based in New York.

     Pursuant to the Agreement and Plan of Merger and Reorganization dated March 1, 2004 (the “Merger Agreement”), among Loudeye, Privateer Acquisition Corp., a wholly owned subsidiary of Loudeye, Overpeer and certain of Overpeer’s stockholders, Privateer Acquisition Corp. was merged with and into Overpeer, with Overpeer continuing as the surviving company and a wholly-owned subsidiary of Loudeye (the “Merger”). As a result of the Merger, all of the outstanding capital stock of Overpeer was exchanged for a total of 1,752,772 shares of Loudeye’s common stock. The number of shares issued in the Merger was calculated by dividing $4,000,000 by the volume weighted average closing sales price of one share of Loudeye’s common stock as quoted on the Nasdaq Small Cap Market on each of the thirty consecutive trading days preceding the closing of the Merger, or $2.2821 per share. 262,916 of the shares issued in the Merger were placed into an escrow account that will remain open for one year to satisfy indemnity claims Loudeye may have as described in the Merger Agreement.

     The shares of Loudeye’s common stock issued in the Merger were offered and sold without registration under the Securities Act of 1933 in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares issued. Loudeye has agreed to file a registration statement covering the resale of the shares issued in the Merger by March 31, 2004.

     The foregoing summary is a general description of the acquisition and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired. None

(b)	Pro Forma Financial Information. None

(c)	Exhibits.

2.1	Agreement and Plan of Merger and Reorganization.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2004	Loudeye Corp.

	By:	/s/ Jerold J. Goade, Jr.

Jerold J. Goade, Jr.
Vice President and Chief Financial Officer